Exhibit 5.1

[   ], 2021

Yoshitsu Co., Ltd

Harumi Building, 2-5-9 Kotobashi,

Sumida-ku, Tokyo 130-0022

Japan

Dear Sirs:

We have acted as legal counsel to Yoshitsu Co., Ltd (the “Company”), a Japanese stock company (kabushiki kaisha), with respect to the laws of Japan in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-1 (File No. 333-259129) (including all exhibits thereto and as amended from time to time, the “Registration Statement”) and the initial public offering of up to 7,200,000 ordinary shares of the Company (including up to 900,000 ordinary shares of the Company issuable upon exercise by the underwriters of their over-allotment option and up to 300,000 ordinary shares of the Company issuable upon exercise of the representative’s warrants) (the “Shares”) in the form of American Depositary Shares (“ADSs,” collectively with the Shares, the “Securities”) as described in the Registration Statement.

For the purposes of rendering this opinion, we have examined the following documents:

(i)	an official certificate of all matters recorded in the commercial register of the Company dated [ ], 2021;

(ii)	a copy of the Articles of Incorporation of the Company, and a form of its amended and restated version to be adopted on or prior to listing of the ADSs;

(iii)	a copy of the Regulations of the Board of Directors of the Company, and a form of its amended and restated version to be adopted on or prior to listing of the ADSs;

(iv)	a form of the Regulations of the Board of Corporate Auditors of the Company to be adopted on or prior to listing of the ADSs;

(v)	a form of the Underwriting Agreement (the “Underwriting Agreement”) to be executed between the Company and Univest Securities, LLC (the “Representative”);

(vi)	a copy of the minutes of the meeting of the Board of Directors of the Company held on [ ], 2021; and

(vii)	a copy of the Registration Statement and all exhibits thereto.

We have also examined such certificates and other records and documents of the Company and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of furnishing this opinion.

Based upon the above examination and subject to the further assumptions and qualifications set forth below, we are of the opinion that insofar as the laws of Japan, in effect as of the date hereof, are concerned, the Shares to be newly issued and delivered by the Company under the Underwriting Agreement have been duly and validly authorized, and when the Shares are issued and delivered in exchange for payment in full to the Company of all considerations required therefor, in the manner and on the terms and conditions described in the Registration Statement and in accordance with the proceedings described therein, all the Shares will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)	In conducting our examination, we have assumed, without independent verification, that:

(i)	all signatures or seal impressions on any documents we reviewed are true and genuine;

(ii)	all documents submitted to us as originals are authentic and complete;

(iii)	all documents submitted to us as copies are accurate, complete and conform to the originals thereof that are authentic and complete;

(iv)	all documents submitted to us as forms will be duly and validly executed by the relevant party in such forms;

(v)	the factual matters stated in the documents we reviewed are true and correct; and

(vi)	the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company);

(vii)	all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect;

(viii)	there has not been any action or inaction or agreements by the parties thereto (other than those contained in the documents and records that we examined) or any court or administrative order or judgment (other than those that we examined) which would invalidate or terminate or otherwise change any of the documents examined;

(ix)	no agreements, contracts, instruments or documents which may contradict or be inconsistent with, or affect the characterization or the nature of, all the documents so examined or the transactions contemplated thereunder have existed or been made between any parties to such documents so examined;

(x)	the Securities will be offered in the manner and on the terms and conditions described or referred to in the Registration Statement; and

(xi)	the Company and the Representative will have taken all necessary steps to be required after the date hereof under the applicable laws and regulations.

(b)	The above opinion is subject to the qualifications and limitations set forth below:

(i)	this opinion is strictly limited to the matters expressly stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

(ii)	our opinion expressed herein is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction;

(iii)	we have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the applicability or effect of any law of any jurisdiction other than Japan. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any US federal laws, rules or regulations, including but not limited to any US federal securities laws, rules or regulations, or any US state securities or “blue sky” laws, rules or regulations; and

(iv)	in this opinion and the Registration Statement, Japanese legal terms and concepts that are expressed in English language must be construed in accordance with Japanese law. The terms and concepts concerned may not be identical to the terms or concepts described by the equivalent English language as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.

This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than you without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.

We hereby consent to the reference to our firm’s name under the caption “LEGAL MATTERS” in the Prospectus included in the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. Despite such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours sincerely,

Yusuke Tani
Attorney-at-law in Japan,
Partner, Soga Law Office

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